Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX EXPANDS XIFAXAN® INTELLECTUAL PROPERTY

-Secures License Agreement with Cedars-Sinai Medical Center-

RALEIGH, NC, July 5, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Company has entered into an agreement with Cedars-Sinai Medical Center, or CSMC, for the right to use U.S. Patent No. 6,861,053 and U.S. Patent Application No. 11/234,516 relating to methods of diagnosis and treating irritable bowel syndrome and other disorders caused by small intestinal bacterial overgrowth. Under the agreement, CSMC grants Salix an exclusive worldwide license to make, have made, use, sell and have sold and import licensed products related to the use of rifaximin, which we market in the United States under the trade name XIFAXAN®, with a right to sublicense. CSMC also grants Salix a nonexclusive license to use any unpublished research and development information, know-how and technical data of CSMC as necessary to exploit all rights granted to Salix with respect to rifaximin, with a right to sublicense.

As consideration in the exclusive worldwide license, Salix will pay CSMC a cash license fee and a royalty stream based upon sales after receipt of an U. S. Food and Drug Administration approval on the use of XIFAXAN as an indication for irritable bowel syndrome.

This license with CSMC is a strategic part of our Product Life Cycle Management Program focused on XIFAXAN. The pending application, if issued, would broaden the scope of the patent protection for XIFAXAN.

XIFAXAN® (rifaximin) tablets 200 mg is indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix also markets COLAZAL®, VISICOL® Tablets, OSMOPREP™ Tablets, AZASAN®, Anusol-HC® 2.5%, Anusol-HC® 25 mg Suppository, Proctocort® Cream 1% and Proctocort® Suppositories. MOVIPREP® and granulated mesalamine are under development.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include intellectual property risk , risks of regulatory review and clinical trial, market acceptance for approved products, management of rapid growth and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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